EXHIBIT 5

ROBERT BRANTL, ESQ.
322 Fourth Street
Brooklyn, NY 11215
718-768-6045

December 6, 2005

Veridium Corporation
1 Jasper Street
Paterson, NJ 07522

Gentlemen:

With reference to the Registration Statement on Form S-8 which Veridium Corporation proposes to file with the Securities and Exchange Commission registering 50,000,000 common shares which may be offered and sold by Veridium Corporation under the 2005 Employee Incentive Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
Robert Brantl